Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

INTEGRATED DEVICE TECHNOLOGY, INC.

AND

SIGMATEL, INC.

DATED AS OF JULY 25, 2006

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4.3	No Conflict or Violation	32
4.4	Consents and Approvals	33
4.5	No Brokers	33
ARTICLE V.	COVENANTS OF SELLER AND BUYER	33
5.1	Further Assurances	33
5.2	Notification of Certain Matters	33
5.3	Investigation by Buyer	34
5.4	Conduct of Business	34
5.5	Employee Matters	36
5.6	Accrued Vacation	37
5.7	Non-Solicitation; Non-Compete	37
5.8	Tax Matters	40
5.9	Tax Clearance Certificate	41
5.10	Notices	41
5.11	Withholding Exemption	41
5.12	Characterization of Payments	41
5.13	Discussions with Customers	41
5.14	Litigation Support	41
5.15	Performance by Affiliates	41
5.16	Seller Employee Matters	41
ARTICLE VI.	CONDITIONS TO SELLER’S OBLIGATIONS	42
6.1	Representations, Warranties and Covenants	42
6.2	Consents; Regulatory Compliance and Approval	42
6.3	No Actions or Court Orders	42
6.4	Assignment and Assumption Agreement	42
6.5	Execution and Delivery of Ancillary Agreements	42
6.6	Corporate Documents	43
6.7	Officer’s Certificate	43
6.8	Opinion	43
6.9	Good Standing Certificate	43
ARTICLE VII.	CONDITIONS TO BUYER’S OBLIGATIONS	43
7.1	Representations, Warranties and Covenants	43
7.2	Consents; Regulatory Compliance and Approval	43
7.3	No Actions or Court Orders	44
7.4	Conveyance Documents	44
7.5	Execution and Delivery of Ancillary Agreements	44
7.6	Employee Matters	45
7.7	Third Party Consents	45
7.8	Material Adverse Change	45
7.9	Opinion	45
7.10	Corporate Documents	45
7.11	Officer’s Certificate	45
7.12	Good Standing Certificate	45
7.13	Tax Clearance Certificate	45
ARTICLE VIII.	RISK OF LOSS; CONSENTS TO ASSIGNMENT	45
8.1	Risk of Loss	45

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8.2	Consents to Assignment	46
ARTICLE IX.	ACTIONS BY SELLER AND BUYER	46
9.1	Books and Records	46
9.2	Survival of Representations, Etc.	46
9.3	Indemnification	47
9.4	Bulk Sales	49
9.5	Post-Closing Adjustment for Product Warranty Claims	49
ARTICLE X.	MISCELLANEOUS	50
10.1	Termination	50
10.2	Assignment	51
10.3	Notices	51
10.4	Choice of Law	52
10.5	Entire Agreement; Amendments and Waivers	52
10.6	Multiple Counterparts	52
10.7	Expenses	52
10.8	Invalidity	52
10.9	Titles; Gender	52
10.10	Public Statements and Press Releases	52
10.11	Confidentiality	53
10.12	Cumulative Remedies	54
10.13	Service of Process	54
10.14	Arbitration	54
10.15	Investigation	54
10.16	Interpretation; Rules of Construction	55
10.17	Knowledge	55

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into this 25th day of July, 2006, by and between Integrated Device Technology, Inc., a Delaware corporation (“Buyer”), and SigmaTel, Inc., a Delaware corporation (“Seller”).

RECITALS

A. Seller, directly and through certain of its affiliates, conducts, among other business, the Business (as defined below).

B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets, properties, rights and claims of, or related to, the Business, upon the terms and subject to the conditions of this Agreement (the “Acquisition”).

C. To the extent required, the respective Boards of Directors of Buyer and Seller have approved and declared advisable this Agreement and the transactions contemplated hereby.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accounts Receivable” shall mean (a) all trade accounts receivable and other rights to payment from customers of Seller related to the Business and the full benefit of all security for such accounts or rights to payments, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller with respect thereto, (b) all other accounts or notes receivable of Seller related to the Business and (c) any claims, remedy or other rights related to any of the foregoing.

“Action” shall mean any action, claim, suit, writ, litigation, proceeding, labor dispute, mediation, arbitration, governmental audit, inquiry, criminal prosecution, hearing, investigation or unfair labor practice charge or complaint.

“affiliate” shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Ancillary Agreements” shall mean the Intellectual Property License Agreement, the Transition Services Agreement, the Key Employee Agreements, the Indemnification Escrow Agreement, the Sublease Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement and the Trademark License Agreement.

“Assets” shall mean all of the right, title and interest of Seller and its affiliates in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, primarily related to, primarily used in or primarily dedicated to the Business as follows:

(a) all rights of Seller and its affiliates under the Contracts listed on Schedule 1.1(a) (the “Assumed Contracts”);

(b) all Fixtures and Equipment listed on Schedule 1.1(b);

(c) all Inventory listed on Schedule 1.1(c);

(d) all Books and Records;

(e) Intellectual Property Rights listed on Schedule 1.1(e);

(f) all Software listed on Schedule 1.1(f);

(g) all Technology primarily related to, primarily used in or primarily dedicated to the Business;

(h) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable;

(i) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with Products delivered by Seller on or prior to the Closing Date; and

(j) any and all goodwill related to the Business or any of the foregoing, but excluding therefrom the Excluded Assets.

“Balance Sheet” shall mean the consolidated balance sheet of Seller at the date indicated thereon, together with the notes thereon.

“Books and Records” shall mean original or true copies of the following, as agreed upon by the parties: (a) all product, business and marketing plans and studies, sales and advertising and promotional literature, creative materials and artwork primarily relating to the Business or the Assets, (b) all books, records (including customer, supplier, employee and purchasing records), invoices, lists (including customer, supplier and distributor lists), documents, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals, management information systems (including related computer software) and operating records of every kind primarily relating to the Business or the Assets, and (c) all telephone and fax numbers primarily used in the Business, in each case whether maintained as hard copy or stored in computer memory and whether owned by Seller or its affiliates.

“Business” means the business of designing, developing, manufacturing, testing, assembling, analyzing, supporting, marketing, distributing, or selling audio codec integrated circuits and related software for PC Systems, that interface to both AC-97 and HD-Audio compliant products (or other products that are compliant with additional standard interfaces for PC motherboards that may be adopted) and which have as their primary function the conversion of analog sound signals into digital code and vice-versa, including but not limited to the Products and the Projects, and the know-how and expertise attendant to such business.

“Business Employee” shall mean those Business Personnel who are employees of Seller.

“Business Personnel” shall mean those employees and independent contractors of Seller listed on Schedule 1.1(g).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Contract” shall mean any agreement, contract, note, loan, mortgage, evidence of indebtedness, purchase order, letter of credit, indenture, lease, sublease, security or pledge agreement, franchise agreement, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which primarily relates to the Business or the Assets, whether oral or written.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any foreign, federal, state or local court or Governmental Authority that is binding on any Person or its property under applicable law.

“Default” shall mean (a) a material breach of or material default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a material breach of or material default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, cancellation, renegotiation or acceleration, or the modification of the terms or conditions, under any Contract.

“Disclosure Schedules” shall mean the schedules of Seller and Buyer attached to this Agreement.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, notice of violation, notice of potential responsibility, easement, Tax assessment, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, monitoring costs, governmental response costs, natural resource damages, property damage, personal injury or penalties) arising out of, based on or resulting from (a) the presence or Release into the indoor or outdoor environment, of any Hazardous Material at any location, whether or not owned or operated by Seller or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local, and foreign statutes, regulations and ordinances concerning pollution or protection of the environment or workplace health or safety, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the date hereof.

“Excluded Assets” notwithstanding any other provision of this Agreement, shall mean the following assets of Seller which are not to be acquired by Buyer hereunder:

(a) all cash and cash equivalents held by Seller;

(b) all Accounts Receivable;

(c) all Permits and insurance policies;

(d) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any Person to the extent directly related to the Excluded Liabilities; and

(e) all rights of Seller under this Agreement and the Ancillary Agreements.

“Exclusivity Letter” shall mean that certain letter agreement, dated as of June 15, 2006, by and between Buyer and Seller.

“Facility Leases” shall mean the leases set forth on Schedule 3.6.

“Facilities” shall mean all plants, offices, manufacturing facilities, stores, warehouses, administration buildings, and other improvements located on the Leased Real Property.

“Financial Statements” shall mean the Year-End Financial Statements and the Interim Financial Statements.

“Fixtures and Equipment” shall mean all of the machinery, computer hardware, spare parts, supplies, equipment, tooling, patterns, dies and other tangible personal property owned by Seller or its affiliates and used primarily in connection with the Business, wherever located and including any such Fixtures and Equipment in the possession of any of Seller’s suppliers, including all warranty rights with respect thereto.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, board, bureau, official, ministry, organization, unit, body or entity and any court or other tribunal).

“Hazardous Materials” shall mean the hazardous or toxic substances, wastes, or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials or polychlorinated biphenyls, in each case as to which liability or standards of conduct are imposed pursuant to any Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean (a) any obligation for borrowed money, including, without limitation, any obligation for accrued and unpaid interest thereon and any prepayment or other penalties or premiums, (b) any capitalized lease obligations (as determined in accordance with GAAP), (c) any reimbursement obligations in respect of letters of credit and (d) all guarantees issued in respect of obligations of any other Person of the type described in clauses (a) through (c).

“Intellectual Property Rights” shall mean all (a) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) United States and foreign mask work rights and registrations and applications for registration thereof, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the Laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore,

(f) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), (g) URL and domain name registrations, (h) inventions (whether or not patentable) and improvements thereto and (i) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“Interim Balance Sheet” shall mean the unaudited Balance Sheet dated the Interim Balance Sheet Date.

“Interim Balance Sheet Date” shall mean June 30, 2006.

“Interim Financial Statements” shall mean the Interim Balance Sheet and the unaudited consolidated statements of operations and cash flow for the six-month period ended on the Interim Balance Sheet Date.

“Inventory” shall mean all inventory of the Products held for resale and all raw materials, work in process, finished products, wrapping, supply and packaging items and similar items with respect thereto, in each case wherever the same may be located, primarily related to, primarily used in or primarily dedicated to, or otherwise necessary to the conduct of, the Business.

“Laws” shall mean any constitutions, laws, statutes, ordinances, or directives, regulations, rules, notice requirements, edicts, decrees, court decisions, agency guidelines, principles of law and orders of any Governmental Authority, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Leased Real Property” shall mean the real property currently leased by Seller and used in the Business.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, claim, deficiency or guaranty or endorsement of or by any Person of any type, whether known or unknown, disputed or undisputed, secured or unsecured, due or to become due, vested or unvested, liquidated or unliquidated, accrued, absolute, contingent, matured or unmatured, whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Change” or “Material Adverse Effect” shall mean any event, effect, circumstances or change that, individually or together with other events, effects, circumstances or changes, is or could reasonably be expected to (i) be materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities (contingent or otherwise), prospects cash flows, or results of operations of the Business or the Assets, (ii) materially impair Seller’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; or (iii) materially impair Buyer’s ability to conduct the Business following the Closing; provided, however, that “Material Adverse Change” and “Material Adverse Effect” shall not be deemed to include the impact of (A) any changes affecting the general economic conditions in the United States, which changes do not disproportionately affect the Business in any material respect; (B) changes that affect generally the semiconductor industry but that do not have a disproportionate effect on the Business; or (C) changes in applicable Law or in GAAP effected after the date of this Agreement.

“PC Systems” shall mean notebook and desktop personal computer systems and similar systems that are traditionally classified as such and do not include items such as cell phones (including “smart” phones), PDAs, digital music players, consumer electronic devices, handheld devices, personal media players, portable game playing machines, televisions or peripherals or any other items merely because the item contains a microprocessor or operating system.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, registrations, waivers, exemptions, qualifications, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary for the past or present conduct of, or relating to the operation of the Business.

“Permitted Encumbrances” shall mean (i) mechanics’, carriers’, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business, and (ii) liens for Taxes, assessments and other governmental charges which are not due and payable.

“Person” shall mean an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization or other entity or organization of any kind or Governmental Authority.

“Post-Closing Tax Period” shall mean any Tax Period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Products” shall mean those current products of Seller set forth on Schedule 1.1(g).

“Projects” shall mean those active projects of Seller set forth on Schedule 1.1(g).

“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Material through air, soil, surface water, groundwater or property.

“Representative” shall mean any officer, director, principal, attorney, agent, employee, accountant, advisor or other representative.

“Software” shall mean computer software, programs and databases in any form, including web content, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Straddle Period” shall mean any Tax Period beginning before and ending after the Closing Date.

“Subsidiary” shall mean (a) any corporation in an unbroken chain of corporations beginning with Seller if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which Seller is a general partner, or (c) any partnership in which Seller possesses a 50% or greater interest in the total capital or total income of such partnership.

“Tax” shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

“Tax Period” shall mean any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” shall mean tangible embodiments of Intellectual Property Rights, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, codecs, lab notebooks, processes, prototypes, samples, studies, or other know-how and other works of authorship.

“Year-End Financial Statements” shall mean the audited Balance Sheets dated December 31, 2005 and 2004, and, and the related audited consolidated statements of operations and cash flow for the years then ended.

1.2 Other Defined Terms. Capitalized terms not defined in Section 1.1 above shall have the meanings set forth in the applicable Sections of the Agreement.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

2.1 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement and the Ancillary Agreements shall take place at the offices of Latham & Watkins LLP,

140 Scott Drive, Menlo Park, California 94025, or at such other place as shall be mutually agreeable to the parties hereto, as soon as practicable thereafter, but in any event within two (2) business days, upon the satisfaction or (or to the extent permitted) waiver of the latest to occur of the conditions to the Closing set forth in Articles VI and VII hereof (other than the conditions to be satisfied at the Closing) or such other date as shall be mutually agreeable to the parties hereto (the “Closing Date”).

2.2 Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller and its affiliates will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller and its affiliates, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Notwithstanding anything to the contrary contained herein, the Excluded Assets are not part of the sale and purchase contemplated hereunder and shall remain the property of Seller.

2.3 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume and agree to discharge the following, and only the following, Liabilities of Seller (the “Assumed Liabilities”):

(a) All Liabilities arising after the Closing Date under the Assumed Contracts (but not including any Liability for any Default under any Assumed Contract occurring on or prior to the Closing Date);

(b) Seller’s accounts payable primarily related to the Business and set forth on Schedule 2.3(b) to the extent such accounts payable were incurred (i) in the ordinary course of business, (ii) consistent with amounts historically incurred and (iii) in compliance with the terms of this Agreement;

(c) Liabilities for Product warranty claims other than Liabilities in respect of Product warranties set forth on Schedule 3.7(c), in each case subject to Section 9.5;

(d) Liability for accrued but unused vacation assumed by Buyer in respect of Rehired Employees determined as of the Closing Date (subject to Section 5.6); and

(e) Liabilities arising after the Closing Date for the Rehired Employees assumed by Buyer pursuant to Section 5.5.

2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.3, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Seller or its affiliates, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (“Excluded Liabilities”), which Excluded Liabilities include, without limitation:

(a) except as specifically provided in Section 5.5, any Liability to or in respect of any employees or former employees of Seller or its affiliates, including, (i) any claim or demand of a current or former employee relating to or arising as a result of employment, termination thereof, or an employment agreement, whether or not written, between Seller or its affiliates and any Person, including, for this purpose, with respect to any Person claiming entitlements or benefits on the basis of a claimed employer-employee relationship between Seller and such Person, (ii) any Liability under any Benefit Arrangement at any time maintained, contributed to or required to be contributed to by or with respect to Seller or its affiliates or under which Seller or its affiliates may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liabilities with respect to Seller’s or its affiliates’ withdrawal or partial withdrawal from or termination of any Benefit Arrangement, (iii) any Liability under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (iv) any Liability of Seller or its affiliates under the WARN Act, and any similar state, local U.S. or non-U.S. law or regulation, (v) except as set forth in Section 2.3, any Liability of Seller or its affiliates for payroll obligations and/or severance and/or paid time and/or mandatory or customary payment and/or expense accounts and/or benefit and/or entitlement for employees of Seller or its affiliates, and (vi) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal, state or non-U.S. employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

(b) any Liability of Seller, or otherwise imposed on the Assets, in respect of any Tax (except to the extent of Property Taxes that are specifically allocated to Buyer pursuant to Section 5.8(b));

(c) any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or any other Person on or prior to the Closing Date;

(d) any Liability of Seller arising out of or related to any Action asserted on or prior to the Closing Date against Seller, or against or in respect of any Asset or the conduct of the Business, or basis of which shall have arisen on or prior to the Closing Date;

(e) any Liability related to any Facility or former facility owned, leased or operated by Seller;

(f) any Liability of any Subsidiary owed to Seller;

(g) subject to Section 2.3(c), any Liability of Seller arising out of or relating to the ownership or operation of the Assets and/or the Business prior to Closing, including without limitation any claims, obligations, rebates or litigation arising out of or relating to events or conditions occurring prior to Closing or Products sold by Seller prior to Closing;

(h) any Liability of Seller that arises out of or relates to any Excluded Asset;

(i) any Liability to the extent arising from or as a result of the conduct of any business of Seller or any of its Subsidiaries or affiliates other than the Business;

(j) any Indebtedness of Seller, or any of its Subsidiaries and affiliates;

(k) any Liability, whether now existing or hereafter arising, in respect of claims to the extent arising out of or related to exposure or alleged exposure on or prior to the Closing Date to any materials or chemicals, including Hazardous Materials in the work place of Seller or the Business, by any Person (including any Rehired Employee or any other employee heretofore employed in the Business); and

(l) any Liabilities of Seller under or with respect to any Contract of Seller other than an Assumed Contract.

2.5 Purchase Price. Upon the terms and subject to the conditions contained herein, on the Closing Date, Buyer shall (a) pay or cause to be paid to Seller, by wire transfer of immediately available funds to the account designated by Seller, cash in U.S. dollars in an aggregate amount equal to Sixty-Four Million Eight Hundred Thousand Dollars ($64,800,000) (the “Cash Closing Payment”), and shall (b) pay or cause to be paid, by wire transfer of immediately available funds to Wells Fargo Bank, National Association (the “Escrow Agent”) to be held in escrow (the “Escrow Fund”), cash in U.S. dollars in an aggregate amount equal to Seven Million Two Hundred Thousand Dollars ($7,200,000) (the “Escrow Amount” and, collectively with the Cash Closing Payment, the “Purchase Price”); provided that the Purchase Price shall be subject to adjustment pursuant to Sections 2.6 and 9.5.

2.6 Purchase Price Adjustment.

(a) Adjustment Amount. The “Adjustment Amount” shall be the amount equal to the sum of: (i) all Accounts Receivable in excess of $5,000,000, (ii) all accounts payable of Seller primarily or exclusively related to the Business in excess of the amount of non-reserved Inventory valued at cost held by Seller and its affiliates, excluding Inventory held by Seller’s distributors, and (iii) all Products and/or Inventory held by Seller’s distributors valued in excess of $1,200,000.

(b) Interim Balance Sheet Date Adjustment Certificate. Seller will, in good faith, prepare or cause to be prepared and delivered to Buyer at the Closing a certificate (the “IBSD Adjustment Certificate”) setting forth Seller’s calculations of the Adjustment Amount as of the Interim Balance Sheet Date (the “IBSD Adjustment Amount”) and indicating in reasonable detail the basis for such calculations. The IBSD Adjustment Certificate shall be accompanied by appropriate documentation supporting Seller’s calculations of the IBSD Adjustment Amount and shall be subject to the reasonable satisfaction of Buyer. In the event that the IBSD Adjustment Amount set forth on the IBSD Adjustment Certificate is positive, each of the Cash Closing Payment and the Purchase Price shall be decreased, on a dollar-for-dollar basis, by an amount equal to the value of the IBSD Adjustment Amount (the “Preliminary Closing Adjustment”). In the event that the IBSD Adjustment Amount is negative or zero, then the Preliminary Closing Adjustment shall be deemed to equal zero, and no adjustment shall be made to either the Cash Closing Payment or Purchase Price at Closing pursuant to this Section 2.6(b). Subject to the provisions of this Section 2.6, the good faith delivery of the IBSD Adjustment Certificate shall be conclusive for purposes of the calculation of the Adjustment Amount at the Closing, but shall be subject to adjustment after the Closing in accordance with the provisions of sections (c), (d) and (e) below.

(c) Closing Adjustment Certificate. Within seven business days after Closing, Seller will, in good faith, prepare or cause to be prepared and delivered to Buyer a second certificate (the “Closing Adjustment Certificate”) setting forth Seller’s calculations of the Adjustment Amount as of the Closing Date (the “Closing Adjustment Amount”) and indicating in reasonable detail the basis for such calculations. The Closing Adjustment Certificate shall be accompanied by appropriate documentation supporting Seller’s calculations of the Closing Adjustment Amount and shall be subject to the reasonable satisfaction of Buyer.

(i) In the event that (A) Buyer does not dispute the IBSD Adjustment Amount or the Closing Adjustment Amount, and (B) the Closing Adjustment Amount is positive and greater than the IBSD Adjustment Amount, then Seller shall pay the difference between the Closing Adjustment Amount and the IBSD Adjustment Amount (such difference, the “Closing True-Up Amount”) to Buyer by wire transfer to an account specified by Buyer within three (3) business days of determination of such Closing True-Up Amount pursuant to this Section 2.6(c); provided, however, that Buyer may elect, in its sole discretion, upon written notice to Seller prior to receipt of payment in respect of such Closing True-Up Amount, to recover such Closing True-Up Amount through a claim against the Escrow Fund.

(ii) In the event that (A) Buyer does not dispute the IBSD Adjustment Amount or the Closing Adjustment Amount and (B) the Closing Adjustment Amount is less than the IBSD Adjustment Amount, then Buyer shall pay an amount equal to the difference between the Closing Adjustment Amount and the IBSD Adjustment Amount, up to a maximum amount equal to the Preliminary Closing Adjustment (if any), to Seller by wire transfer to an account specified by Buyer within three (3) business days of determination of such difference pursuant to this Section 2.6(c).

(d) Disputed Adjustment Amount. If Buyer shall disagree with Seller’s calculations of the IBSD Adjustment Amount or the Closing Adjustment Amount, Buyer shall notify Seller of such disagreement in writing specifying in detail the particulars of such disagreement within thirty (30) calendar days after Buyer’s receipt of the Closing Adjustment Certificate. Buyer and Seller shall use their reasonable best efforts for a period of twenty (20) calendar days after Buyer’s delivery of such notice (or such longer period as Buyer and Seller shall mutually agree upon) to resolve any disagreements raised by Buyer with respect to the calculation of the Adjustment Amount. If, at the end of such period, Buyer and Seller are unable to resolve such disagreements, the parties shall resolve the dispute through an arbitration proceeding pursuant to Section 10.14. The determination by the arbitrators of the Adjustment Amount (the “Final Adjustment Amount”) shall be final, binding and conclusive on the parties. The prevailing party’s fees and expenses in connection with such arbitration shall be borne by the unsuccessful party as determined by the arbitrators.

(e) Final Adjustment Payment.

(i) If the Final Adjustment Amount is positive and greater than the IBSD Adjustment Amount, then Seller shall pay an amount equal to the difference between the Final Adjustment Amount and the IBSD Adjustment Amount (such difference, the “Downwards Adjustment Amount”) to Buyer by wire transfer to an account specified by Buyer within three (3) business days of determination of the Final Adjustment Amount pursuant to

Section 2.6(d); provided, however, that Buyer may elect, in its sole discretion, upon written notice to Seller prior to receipt of payment representing the Downwards Adjustment Amount, to recover the value of such Downwards Adjustment Amount through a claim against the Escrow Fund.

(ii) If the Final Adjustment Amount is less than the IBSD Adjustment Amount, then Buyer shall pay an amount equal to the difference between the Final Adjustment Amount and the IBSD Adjustment Amount, up to a maximum amount equal to the Preliminary Closing Adjustment, to Seller by wire transfer to an account specified by Buyer within three (3) business days of determination of the Final Adjustment Amount pursuant to Section 2.6(d).

2.7 Allocation.

(a) The Purchase Price plus Assumed Liabilities, in each case, to the extent properly taken into account under the Code and the regulations promulgated thereunder, shall be allocated among the Assets and the noncompetition undertakings contained in this Agreement in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder as set forth on Exhibit A hereto (the “Allocation”), which shall be jointly prepared and agreed to by Buyer and Seller on or before Closing.

(b) Buyer and Seller agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of all financial statements and the filing of all Tax Returns (including filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and cause their affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and non-U.S. income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction if such filing is required by Law, each of Buyer and Seller shall deliver to the other a copy of its Form 8594.

2.8 Sublease. Buyer and Seller shall enter into a sublease agreement in substantially the form attached hereto as Exhibit B (the “Sublease Agreement”) as the rates and on terms currently in effect between Seller and its landlord.

2.9 Closing Costs; Transfer Taxes and Fees. Seller shall be responsible for any documentary and transfer Taxes and any sales, use or other Taxes imposed by reason of the transfers of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments. Buyer shall pay all costs of applying for new Permits.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows, except as set forth on the Disclosure Schedules, which exceptions shall be deemed to be representations and warranties hereunder. Any reference in this Article III to “Seller” shall be deemed to refer to Seller and its affiliates unless the context clearly requires otherwise.

3.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with requisite corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. With respect to the Business, Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Certificate of Incorporation and Bylaws of Seller, and all amendments thereto, heretofore delivered to Buyer are accurate and complete. Schedule 3.1 contains a true, correct and complete list of all jurisdictions in which Seller is qualified to do business as a foreign corporation and conducts the Business.

3.2 Subsidiaries. Except as set forth in Schedule 3.2, Seller does not have any Subsidiaries which are used by Seller in the conduct of the Business or which own any of the Assets. Each of the Subsidiaries listed on Schedule 3.2, is a corporation duly organized, validly existing and in good standing (or appropriately recognized as legally in existence and active under the laws of its jurisdiction) under the laws of the jurisdiction identified on Schedule 3.2, has the requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets, to permit Seller to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. No other corporate proceedings on the part of any Subsidiary are necessary to authorize this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby. Schedule 3.2 contains a true, correct and complete list of all jurisdictions in which each Subsidiary listed thereon is qualified to do business as a foreign corporation. Each of the Subsidiaries listed on Schedule 3.2 is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Certificate or Articles of Incorporation and Bylaws (and/or similar incorporation documents under the relevant law of any Subsidiary) of each Subsidiary heretofore delivered to Buyer are accurate and complete. Seller owns of record and beneficially all of the issued and outstanding capital or other stock of each Subsidiary listed on Schedule 3.2, free and clear of any Encumbrances.

3.3 Authorization. Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Seller. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and is, and upon execution and delivery of the Ancillary Agreements will be, legal, valid and binding obligations of Seller enforceable against them in accordance with their respective terms. No vote or approval of the stockholders of Seller is required to approve this Agreement or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

3.4 Absence of Certain Changes or Events. Since the Interim Balance Sheet Date, Seller has conducted its business only in the ordinary course consistent with past practice and there has not occurred a Material Adverse Effect. Since the Interim Balance Sheet Date, there has not been any:

(a) change in accounting methods, principles or practices by Seller affecting the Assets, its Liabilities or the Business;

(b) revaluation by Seller of any of the Assets, including without limitation writing down the value of Inventory;

(c) damage, destruction or loss related to the Business, whether or not covered by insurance, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(d) increase in the rate of compensation payable or to become payable to any Business Personnel including without limitation the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such person, or the addition to, modification of, or contribution to any Employee Plan, arrangement, or practice described in the Disclosure Schedules other than (i) contributions made for 2006 in accordance with the normal practices of Seller or (ii) the extension of coverage to others who become eligible after the Interim Balance Sheet Date;

(e) change in employee relations which has or is reasonably likely to have a Material Adverse Effect or a material adverse effect on the relationships between the employees of the Business (taken as a whole) and the management of Seller;

(f) amendment, cancellation or termination of any Contract, commitment, agreement, transaction or Permit relating to the Assets or the Business or entry into any Contract, commitment, agreement, transaction or Permit which is not in the ordinary course of business, including without limitation any employment or consulting agreements;

(g) failure to discharge or satisfy any Encumbrance on any of the Assets other than Permitted Encumbrances;

(h) permitted, allowed or suffered any Asset to become subjected to any Encumbrance of any nature whatsoever other than Permitted Encumbrances;

(i) sold, leased, licensed or otherwise disposed of any of the assets of the Business (or entered into any Contract to do any of the foregoing), except Inventory sold in the ordinary course of business consistent with past practice and obsolete or worn out equipment sold in a manner consistent with past practice which was not otherwise material (individually or in the aggregate) to the Business or canceled any material indebtedness or waived any material claims or rights of material value;

(j) allowances or discounts granted with respect to the Business outside the ordinary course of business consistent with past practice or sold Inventory materially in excess of reasonably anticipated consumption for the near term outside the ordinary course of business consistent with past practice;

(k) default on any material obligation relating to the conduct or operation of the Business without curing such default;

(l) incurrence by Seller of Liabilities with respect to the Business, except Liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of Seller;

(m) payment, discharge or satisfaction of any Liabilities of Seller with respect to the Business other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities set forth or reserved for on the Interim Financial Statements or incurred in the ordinary course of business;

(n) failure to pay any creditor any amount arising from the operation of the Business owed to such creditor when due, other than good faith disputes reserved against in accordance with GAAP and trade payables arising in the ordinary course of business and not past due more than 60 days;

(o) failure of Seller to carry on diligently the Business in the ordinary course so as to keep available to Buyer the services of Seller’s employees, and to preserve for Buyer the Assets and the Business and the goodwill of Seller’s suppliers, customers, distributors and others having business relations with it;

(p) disposition or lapsing of any Business IP or any disposition or disclosure to any Person of any Business IP not theretofore a matter of public knowledge;

(q) sale, disposition, transfer, assignment or license to any Person any material assets used in connection with the Business, including any rights to any Intellectual Property Rights other than the sale or nonexclusive license of its products to customers in the ordinary course of business consistent with past practice, or has acquired or licensed from any Person any Intellectual Property Rights, other than in the ordinary course of business consistent with past practice;

(r) entry into any transaction or Contract with respect to the Business, that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or Liability on its part that involves in excess of $50,000 in any twelve-month period or that is not entered into in the ordinary course of business consistent with its past practices;

(s) entry into any negotiations or agreement to do, or failed to do anything that would result in, any of the things described in the preceding clauses (a) through (s) other than as expressly provided for herein; or

(t) adoption of or change in any Tax accounting method or any election in respect of Taxes, settlement or compromise of any claim or assessment in respect of Taxes or entering into any closing agreement in respect of Taxes, filing of any material Tax Return that relates to the Assets, or consent to the waiver or extension of the limitations period for any claim or assessment in respect of Taxes that relates to the Assets.

3.5 Assets. Seller has and will transfer good and transferable title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances, except for Permitted Encumbrances. Except as described in Schedule 3.5, the Assets, together with the Intellectual Property Rights licensed under the Intellectual Property License Agreement, include all assets necessary for the conduct of the Business as presently conducted. All tangible assets and properties which are part of the Assets are in good operating condition and repair, ordinary wear and tear excepted, and have been maintained in accordance with normal industry practice.

3.6 Facilities.

(a) Owned Real Property. Seller does not own (and has not at any time owned) any real property used in the Business.

(b) Actions. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings or other Actions relating to any Facility.

(c) Facility Leases or Other Agreements. Except for Facilities leased or subleased pursuant to the Facility Leases, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any Facility, or any real property in connection with the Business or any portion thereof or interest in any such Facility or real property. With respect to any Facility Leases, Seller has not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

(d) Leased Real Property. Seller enjoys peaceful and undisturbed possession of all the Leased Real Property.

(e) Certificate of Occupancy. All Facilities have received all required approvals of Governmental Authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Laws.

(f) Utilities. All Facilities are supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and there is no condition which would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

(g) No Special Assessment. Seller has not received notice of any special assessment relating to any Facility or any portion thereof and there is no pending or threatened special assessment.

3.7 Contracts and Commitments.

(a) Contracts. Schedule 3.7 sets forth a complete and accurate list of all Contracts of the following categories:

(i) any Contracts not made in the ordinary course of business;

(ii) any employment contracts involving payments in excess of $50,000 per annum and/or severance agreements, including without limitation Contracts (A) to employ or terminate Business Employees or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Buyer or Seller any severance, termination, “golden parachute,” or other similar payments to any Business Employee following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(iii) confidentiality and non-disclosure agreements (whether Seller is the beneficiary or the obligated party thereunder);

(iv) labor or union contracts;

(v) distribution, original equipment manufacturer, reseller, value added reseller, franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts related to the Assets or the Business (excluding purchase orders or invoices entered into in the ordinary course of business);

(vi) options with respect to any property, real or personal, involving amounts in excess of $50,000, whether Seller shall be the grantor or grantee thereunder;

(vii) (A) any joint venture Contract or (B) any other Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or the payment of royalties to any other Person in excess of $50,000 per annum;

(viii) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $50,000 or otherwise material to the Business or the Assets;

(ix) agreements of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of Seller (other than under its unmodified form of standard customer agreement, the form of which has been made available to counsel to Buyer);

(x) promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether Seller shall be the borrower, lender or guarantor thereunder and related to any Encumbrance on any Asset (excluding credit provided by Seller in the ordinary course of business to buyers of its products and obligations to pay vendors in the ordinary course of business consistent with past practice);

(xi) Contracts containing covenants limiting the freedom of Seller or, to Seller’s Knowledge, any Business Employee, to engage in any line of business or compete with any Person that relates directly or indirectly to the Business or the Assets;

(xii) Contracts with any Governmental Entity related to the Business or the Assets;

(xiii) Contracts with any affiliate or with any Person with whom Seller does not deal at arm’s length;

(xiv) Leases of any real or personal property related to the Business or the Assets; and

(xv) any other Contract under which the consequences of a Default or termination would reasonably be expected to have a Material Adverse Effect.

Seller has delivered to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 3.7, including all amendments and supplements thereto.

(b) Absence of Defaults. All of the Contracts to which Seller is party or by which it or any of the Assets is bound or affected are valid, binding and enforceable in accordance with their terms. Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts. Seller has complied in all material respects with the provisions of the Contracts, and, to Seller’s Knowledge, all other parties to such Contracts have complied in all material respects with the provisions thereof. Seller is not in Default under any of the Contracts, and, to Seller’s Knowledge, no other party to any Contract is in Default thereunder. No notice of any claim of Default has been given to Seller. Seller has no reason to believe that the products and services called for by any unfinished Contract cannot be supplied in accordance with the terms of such Contract, including time specifications.

(c) Product Warranty. Seller has committed no act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to Products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date, except in the ordinary course of business consistent with historical claims. All Products developed, sold, licensed or delivered by Seller as part of the Business and all services rendered by Seller as part of the Business have been in conformity with all applicable contractual commitments and all express and implied warranties. No Products developed, sold, licensed or delivered by Seller as part of the Business and no services rendered by Seller as part of the Business are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale, license or service (including as the result of any course of conduct between Seller and any Person or as a result of any statements in any of Seller’s Product or promotional material). Buyer has been provided with a true and complete copy of the standard terms and conditions of sale, license and service for the Business (containing applicable guaranty, warranty and indemnity provisions). Seller has not been notified of any claims for (and Seller has no Knowledge of any threatened claims for) any extraordinary Product returns, warranty obligations or product services relating to the Business.

3.8 Permits.

(a) Schedule 3.8 sets forth a complete list of all Permits used in the operation of the Business. Seller has, and at all times has had, all Permits required under all applicable Laws in the operation of its Business or in the ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances. Seller is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit.

(b) Other than in connection with or in compliance with the provisions of the HSR Act, and except as disclosed on Schedule 3.8 hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

3.9 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Seller, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, modification or acceleration of any obligation or in a loss of a benefit under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, (i) to which Seller is a party or (ii) by which the Assets are bound, (c) violate any Law or Court Order, (d) impose any Encumbrance on the Assets or the Business, except in the case of each of clauses (a), (b), (c) and (d) above, for such violations, Defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate would not have a Material Adverse Effect.

3.10 Seller Financial Statements. Seller has heretofore delivered to Buyer the Financial Statements. The Financial Statements (a) are in accordance with the books and records of Seller, (b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (c) fairly and accurately present the consolidated assets, Liabilities (including all reserves) and financial position of Seller as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments). The Year-End Financial Statements have been examined by PricewaterhouseCoopers, independent certified public accountants, whose report thereon is included with such Year-End Financial Statements. At the respective dates of the Financial

Statements, there were no Liabilities of Seller, which, in accordance with generally accepted accounting principles, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.

3.11 Books and Records. Seller has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Business.

3.12 Litigation. Except as set forth on Schedule 3.12, there is no Action pending, or to the best of the Knowledge of Seller, threatened or anticipated (a) against, related to or affecting (i) the Business or any of the Assets or (ii) any Business Personnel (in their capacities as such or relating to their employment, services or relationship with Seller), or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement nor, in each case, to the Knowledge of Seller, is there any reasonable basis for any such Action. Seller is not in Default with respect to or subject to any Court Order applicable to the conduct of the Business or any Asset, and there are no unsatisfied judgments against Seller with respect to the Business or the Assets.

3.13 Labor Matters. Seller is not a party to any labor agreement with respect to the Business with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. In the past five years, Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to the Business Employees or to enter into a binding agreement with organized labor that would cover the Business Employees. There is no labor strike or labor disturbance pending or, to the Knowledge of Seller, threatened against Seller nor is any grievance currently being asserted, and Seller has not experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice, in each case with respect to the Business. Without limiting the foregoing, Seller is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986. Seller has provided Buyer with a schedule that sets forth the names and current annual salary rates or current hourly wages of all present Business Employees whose annual cash compensation for the 2006 fiscal year exceeds $50,000, and also sets forth the earnings for each of such Business Employees as reflected on Form W-2 for the 2005 calendar year.

3.14 Compliance with Law. Seller has not violated, and has complied in all material respects with all Laws and Court Orders relating to the ownership and operation Assets or the Business or operations of Seller, except where the violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Laws or Court Orders, and Seller is not aware of any existing circumstances which are likely to result in violations of any of the foregoing.

3.15 No Brokers. Except for Merrill Lynch, neither Seller nor any of its respective officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.16 No Other Agreements to Sell the Assets. Neither Seller nor any of its respective officers, directors, shareholders or affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than Inventory in the ordinary course of business), to sell or effect a sale of the capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

3.17 Intellectual Property Rights.

(a) General. Schedule 3.17(a) sets forth with respect to the Intellectual Property Rights owned by Seller which are primarily related to the operation of the Business: (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof; (ii) for each registered trademark, trade name or service mark, the application serial number or registration number, for each country, province and state, and the class of goods covered; (iii) for any URL or domain name, the registration date, any renewal date and name of registry; (iv) for each registered mask work, the registration number and date of registration, for each among country, province and state; and (v) for each registered copyrighted work, the number and date of registration for each by country, province and state in which a copyright application has been registered. True and correct copies of all applications filed and registrations (including all pending applications and application related documents) related to the Intellectual Property Rights listed on Schedule 3.17(a) have been provided or made available to Buyer. In addition, Schedule 3.17(a) includes a list of all Software, except for standard off-the-shelf Software commercially available on standard terms from third party vendors, incorporated in, provided with or otherwise necessary to use, support and maintain the Products, including all Software that Seller provides or makes available to its customers of the Products, or that is otherwise necessary for the operation of the Business. Schedule 3.17(a) sets forth all other third party components (not including Software), including all hardware or firmware, that are (1) incorporated in or provided by Seller with the Products, (2) necessary for the design of or used by Seller in the manufacture of the Products, or (3) otherwise necessary for the operation of the Business. Finally, Schedule 3.17(a) lists all of Seller’s in-licenses of Technology or Intellectual Property Rights incorporated or embodied in the Products or primarily related to, primarily used in or primarily dedicated to the operation of the Business, including all Technology and Intellectual Property Rights primarily related to the design, development, manufacture and support of Products, but not standard, off-the-shelf Software or other general operations management Software not specific to the Business and commercially available on standard terms from third-party vendors.

(b) The Intellectual Property Rights and Technology (i) which are owned or licensed in by Seller and which are being acquired by or transferred to Buyer pursuant to this Transaction or (ii) which are being licensed to Buyer from Seller under the Intellectual Property License Agreement (collectively, the “Business IP”) constitute all Intellectual Property Rights and Technology necessary for the conduct of the Business as presently conducted.

(c) Royalties and Licenses. Except pursuant to the licenses listed in Schedule 3.17(c), Seller does not have any obligation to compensate or account to any Person for the use of any of the Business IP.

(d) Ownership. Seller (i) owns all right, title and interest in and to the Business IP purported to be owned by Seller, including the Intellectual Property Rights and Technology listed on Schedule 3.17(d), free and clear of any liens, claims or encumbrances; and (ii) has a currently in force right or license to use all other Business IP and such Intellectual Property Rights and rights to use Technology will not cease to be valid and enforceable rights of Seller by reason of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Without limiting the foregoing, the Business IP owned by Seller has been: (A) developed by employees of Seller within the scope of their employment; (B) developed by independent contractors who have assigned their rights to Seller pursuant to enforceable written agreements; or (C) otherwise acquired by Seller from a third party who has assigned all its Intellectual Property Rights and ownership of all such Technology to Seller.

(e) Absence of Claims; Non-infringement. No proceedings, claims, or actions have been instituted or are pending against Seller, or, to the Knowledge of Seller, are threatened, that challenge the right of Seller with respect to the use or ownership of the Business IP. Without limiting the foregoing, no interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the Knowledge of Seller, threatened, in which the scope, validity, or enforceability of any of Seller’s Intellectual Property Rights relating to the operation of the Business is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of Seller, neither Seller’s past nor present use of Business IP owned or licensed by Seller infringes upon or misappropriates, breaches or otherwise conflicts with the rights of any other Person anywhere in the world. Seller has not received any notice alleging, and otherwise has no knowledge of (i) the invalidity of or any limitation on Seller’s right to use any of the Business IP or (ii) the alleged infringement or misappropriation of any Intellectual Property Rights of others by Seller in connection with the conduct of the Business. Except as set forth in Schedule 3.17(e), the Business IP is not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other governmental authority affecting the rights of Seller with respect thereto. To the knowledge of Seller and, except as set forth in Schedule 3.17(e), no Person has interfered with, infringed upon or misappropriated any of Seller’s Business IP, or is currently doing so.

(f) Licenses to Third Parties. Schedule 3.17(f) lists all Contracts pursuant to which Seller has granted any third Person a license under or interest in any Business IP. Except as set forth in Schedule 3.17(f), Seller is not bound by, and no Intellectual Property Rights owned by Seller which constitutes Business IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert or enforce any of those Intellectual Property Rights anywhere in the world where those Intellectual Property Rights have been secured or are recognized. Without limiting the foregoing, Seller has not granted any exclusive licenses to the Business IP owned by Seller.

(g) Protection of Intellectual Property Rights.

(i) All of the registrations and pending applications to governmental or regulatory authorities with respect to the Registered Seller IP (as defined below) have been timely and duly filed, prosecution for such applications has been attended to, all maintenance and related fees have been paid, and Seller has taken reasonable commercial actions to maintain their validity and effectiveness. Schedule 3.17(g) lists all actions that must be taken by Seller within sixty (60) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Intellectual Property Rights owned by Seller which are being acquired by or transferred to Buyer pursuant to this Transaction and which are registered with any governmental or regulatory authority (“Registered Seller IP”). In each case in which Seller has acquired ownership of any Intellectual Property Rights, which are being acquired by or transferred to Buyer pursuant to this Transaction, from any third Person, Seller has to the Knowledge of Seller obtained a valid and enforceable assignment sufficient to transfer all rights in such Intellectual Property Rights. Without limiting the foregoing, Seller has recorded each such assignment of Intellectual Property Rights with the relevant governmental or regulatory authority, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any foreign jurisdiction where Seller has filed documents for such purpose, as the case may be. To the Knowledge of Seller, there are no facts or circumstances that would render any currently pending or granted Registered Seller IP invalid or unenforceable, and Seller has not misrepresented, or failed to disclose, and is not aware of any misrepresentation or failure to disclose, any fact or circumstances in any currently pending or granted application for any Registered Seller IP that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise materially, adversely affect the validity or enforceability of any such Registered Seller IP.

(ii) Seller has taken all steps reasonably necessary or appropriate (including, entering into written confidentiality and non-disclosure agreements with officers, directors, subcontractors, employees, licensees and customers) to safeguard and maintain the secrecy and confidentiality of trade secrets that are material to Seller and primarily or exclusively related to the operation of the Business. Without limiting the foregoing, except as set forth in Schedule 3.17(g)(ii), (A) there has been no misappropriation of any material trade secrets used primarily or exclusively in connection with the Business by any Person, (B) to the Knowledge of Seller, no employee or independent contractor of Seller has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business and (C) to the Knowledge of Seller, no employee or independent contractor of Seller is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Business IP owned by Seller and being acquired by or transferred to Buyer pursuant to this Transaction. No funding, facilities, or personnel of any governmental entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Business IP owned by Seller being acquired by or transferred to Buyer pursuant to this Transaction.

(h) Participation in Standards Bodies. Seller has not made any submission or suggestion to, and is not subject to any agreement with, any standards bodies or other entities that would obligate Seller to grant licenses to any Business IP.

(i) Software; Escrow. Any Software incorporated in Seller’s Products related to the Business substantially performs in all material respects free of any viruses, worms, trojan horses, errors or programming errors substantially affecting its functionality. Except as set forth in Schedule 3.17 (i), none of that Software is, in whole or in part, subject to the provisions of any “copyleft,” open source, quasi-open source or similar license agreement obligating Seller to make source code available to third parties or to publish source code. Seller has not entered into any agreement requiring Seller to place the aforementioned Software source code or any other Business IP in escrow so that a licensee might obtain access to it upon the occurrence of any release condition.

(j) Export Control. Seller has obtained all approvals necessary for any exports by Seller of the Products, including Software associated therewith, outside the United States in accordance with all applicable United States export control regulations, and importing such Products and Software into any country in which those Products and Software have been or are now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect as it relates to such Products and Software exported by Seller.

3.18 Employee Benefit Plans.

(a) Definitions. The following terms, when used in this Section 3.18, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

(i) Benefit Arrangement. “Benefit Arrangement” shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits (collectively, “Seller Equity Awards”) which

(A) (A)(1) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B)(2) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller or an ERISA Affiliate or under which Seller or any ERISA Affiliate may incur any Liability, and (C)(3) covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities), or

(B) any plan covering employees or former employees of any Foreign Subsidiary (with respect to their relationship with such entities) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

(ii) Employee Plans. “Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

(iii) ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(iv) ERISA Affiliate. “ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, Seller as defined in Section 414(b), (c), (m) or (o) of the Code.

(v) Foreign Subsidiary. “Foreign Subsidiary” shall mean any Subsidiary organized under the laws of or doing business in any country other than the United States.

(vi) Multiemployer Plan. “Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, which any Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or maintained, administered, contributed to or was required to contribute to, or under which any Seller or any ERISA Affiliate has or may have any Liability.

(vii) Pension Plan. “Pension Plan” shall mean

(A) any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A)(1) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate may incur any Liability and (B)(2) which covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities), or

(B) any plan covering employees or former employees of any Foreign Subsidiary (with respect to their relationship with such entities) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

(viii) Welfare Plan. “Welfare Plan” shall mean

(A) any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (A)(1) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate may incur any Liability and (B)(2) which covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities), or

(B) any plan covering employees or former employees of any Foreign Subsidiary (with respect to their relationship with such entities) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

(b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 3.18 contains a complete list of Employee Plans which cover or have covered Business Employees (with respect to their relationship with such entities). True and complete copies of each of the following documents have been made available by Seller to Buyer: (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements) which covers Business Employees (with respect to their relationship with such entities) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to Business Employees and all annuity contracts or other funding instruments, (ii) each Employee Plan which covers or has covered Business Employees (with respect to their relationship with such entities) including written interpretations thereof and written descriptions thereof which have been distributed to Business Employees (including descriptions of the number and level of employees covered thereby) and a complete description of any such Employee Plan which is not in writing, and (iii) a description of complete salary, date of hire and related data as of the last day of the last plan year for the Business Employees, including their countries of residence and principal employment.

(c) Representations. Except as set forth in Schedule 3.18, Seller represents and warrants as follows:

(i) No Pension Plan. Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(ii) Multiemployer Plans. None of the Employee Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA regardless of ERISA’s applicability thereto) or a multi-employer benefit plan.

(iii) Retiree Obligations. No Welfare Plan provides retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable law, and neither Seller nor any ERISA Affiliate has ever promised to or contracted with any Business Employee (either individually or to Business Employees as a group) or any other person that such Business Employee(s) would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by law.

(iv) Welfare Plans. None of Seller, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former Business Employee pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent Seller from amending or terminating any such benefit plan or Welfare Plan.

(v) Benefit Arrangements. Each Benefit Arrangement which covers or has covered Business Employees (with respect to their relationship with such entities) has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Laws and Court Orders which are applicable to such Benefit Arrangement, including without limitation the Code. Except as set forth in the Disclosure Schedule, and except as provided by law, the employment of all Business Employees is terminable at will.

(vi) Foreign Plans. Each Employee Plan that covers any Business Employee of any Foreign Subsidiary (with respect to their relationship with such entities) or is otherwise not subject to ERISA or the Code has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws and Court Orders (including without limitation any special provisions relating to the tax status of contributions to, earnings of or distributions from such Plans where each such Plan was intended to have such tax status) and has been maintained in good standing with applicable regulatory authorities.

(vii) Litigation. There is no Action or Court Order outstanding, relating to or seeking benefits under any Employee Plan that is pending, threatened or anticipated against Seller, any ERISA Affiliate or any Employee Plan that could reasonably be expected to adversely affect any Business Employee.

(viii) No Other Material Liability. No event has occurred in connection with which Seller or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material Liability (A) under any Law or Court Order relating to any Employee Plans or (B) pursuant to any obligation of Seller to indemnify any person against Liability incurred under any such Law or Court Order as they relate to the Employee Plans that could reasonably be expected to adversely affect any Business Employee.

(ix) No Acceleration or Creation of Rights. Neither the execution and delivery of this Agreement or other related agreements by Seller nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any Business Employee to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

(x) Full Accrual. All amounts owing in respect of Business Employees’ vacation pay and holiday pay have been fully accrued in the Seller’s books and records and reflected as such in the Seller’s financial statements.

(xi) Legal Right to Perform Services. All Business Employees of the Seller and any of its Subsidiaries have the legal right to perform services for the Seller and its Subsidiaries without condition in accordance with local immigration, work permit and similar applicable laws and regulations.

3.19 Transactions with Certain Persons. No officer, director or employee of Seller nor any member of any such person’s immediate family is presently, or within the past three years has been, a party to any transaction with Seller relating to the Business, including without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of Seller) any such Person in which any such Person has an interest as a shareholder, officer, director, trustee or partner.

3.20 Tax Matters

(a) Filing of Tax Returns. Seller has timely filed with the appropriate Tax authorities all Tax Returns required to be filed concerning the operation of the Business through the date hereof, and all such Tax Returns are complete and accurate in all material respects. Seller is not currently the beneficiary of any extension of time within which to file any Tax Returns.

(b) Payment of Taxes. All Taxes concerning the operation of the Business due and owing by Seller (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Seller did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) contained in such Financial Statements. Since the date of the most recent Financial Statements, Seller has not incurred any liability for Taxes concerning the operation of the Business outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) Audits, Investigations or Claims. No deficiencies for Taxes concerning the operation of the Business of Seller have been claimed or proposed in writing or assessed by any Tax authority. There are no pending or threatened audits, assessments, investigations, claims or other actions for or relating to any additional liability in respect of Taxes concerning the operation of the Business, and there are no matters under discussion with any governmental authorities with respect to such Taxes that are likely to result in an additional liability for Taxes. Seller has delivered or made available to Buyer complete and accurate copies of all Seller’s foreign, federal, state and local Tax Returns for the years ended December 31, 2001, 2002, 2003 and 2004, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Seller since December 31, 2001 concerning the operation of the Business. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency concerning the operation of the Business, nor has any request been made in writing for any such extension or waiver

(d) Lien. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

(e) Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Code.

(f) No Withholding. Seller has withheld and paid all Taxes concerning the operation of the Business required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law concerning the operation of the Business.

(g) Tax Elections. Seller has not: (i) made an election, and is not required, to treat any of the Assets as owned by another person pursuant to the provisions of former Section 168(f) of the Code or otherwise, or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) acquired and does not own any Assets that directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code; or (iii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision

(h) Other Entity Liability. Seller has no Liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise concerning the operation of the Business.

(i) Tax Sharing Agreements. There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving Seller, the Assets or the Business and, after the Closing Date, none of Seller, the Assets or the Business shall be bound by any such Tax sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

3.21 Inventory. Schedule 3.21 contains a complete and accurate list of all Inventory set forth on the Interim Balance Sheet and the addresses at which such Inventory is located. Schedule 3.21 also contains a complete and accurate list of all Products and/or Inventory held for resale by Seller’s distributors. The Inventory as set forth on the Interim Balance Sheet or arising since the Interim Balance Sheet Date was acquired and has been maintained in accordance with the regular business practices of Seller, consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of business within the past six months, and is valued at reasonable amounts based on the normal valuation policy of Seller at prices equal to the lower of cost or market value on a first-in-first-out basis. None of such Inventory is obsolete, unusable, slow-moving, damaged or unsalable in the ordinary course of business, except for such items of Inventory which have been written down to realizable market value, or for which adequate reserves have been provided, in the Interim Balance Sheet.

3.22 Purchase Commitments. As of the date of this Agreement, there are no claims against Seller to return Products by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. No outstanding purchase or outstanding lease commitment of Seller presently is in excess of the normal, ordinary and usual requirements of the Business.

3.23 Customers, Distributors and Suppliers. Schedule 3.23 sets forth a complete and accurate list of the names and addresses of the Business’ (i) ten largest end customers and four largest distributors, showing the approximate total sales in dollars to each such customer and distributor relating to the Business for the years ended December 31, 2005 and December 31, 2004; and (ii) four largest current suppliers. Since the Interim Balance Sheet Date, there has been no adverse change in the business relationship of Seller with any customer, distributor or supplier named on Schedule 3.23. Since January 1, 2006, Seller has not received any communication from any customer, distributor or supplier named on Schedule 3.23 of any intention to terminate or materially reduce purchases from or supplies to Seller.

3.24 Environmental Matters. (a) Seller and the Business are in compliance with all applicable Environmental Laws, and, within the past five (5) years, Seller has not received any written communication from a Governmental Authority that alleges that Seller or the Business is not in compliance in any material respect with any Environmental Law; (b) Seller holds, and is in material compliance with all Governmental Authorizations required under Environmental Laws to conduct its business, and is in material compliance with all Environmental Laws; (c) in connection with the conduct of its business, Seller is not subject to any outstanding Court Order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Materials under CERCLA or any other Environmental Law; (d) there is no Environmental Claim pending or threatened against Seller, or against any Person whose liability for any Environmental Claim Seller has retained or assumed either contractually or by operation of law; (e) there are no past or present actions, activities, circumstance, conditions, events or incidents (including, without limitation, the Release of any Hazardous Material) that could form the basis of any Environmental Claim against Seller or the Business or against any Person whose liability for any Environmental Claim Seller has or may have retained or assumed either contractually or by operation of law; and (f) neither Seller nor any other Person has Released Hazardous Material on, in or from any property owned, operated or leased, or formerly owned, operated or leased by Seller.

3.25 Business Financial Information. Seller has not historically developed or maintained separate financial statements for the Business. In connection with the transactions contemplated by this Agreement, Seller developed certain pro forma financial information for the Business and provided it to Buyer in the form of the “Seller Updated Forecast” attached hereto as Exhibit C (the “Pro Forma Financial Information”). The Pro Forma Financial Information includes historical data (the “Historical Pro Forma Financial Information”) and forecast data (the “Forecasted Pro Forma Financial Information”). Seller represents and warrants that the Pro Forma Financial Information was prepared by Seller in good faith. The Forecasted Pro Forma Financial Information was prepared based on reasonable assumptions and is materially consistent with the forecasted financial information used by Seller in planning, budgeting for and operating the Business. The Historical Pro Forma Financial Information is in accordance with the books and records of Seller and represents a reasonable presentation of the operating results of the Business for the periods indicated. The foregoing representations and warranties are qualified by the following: (a) the Pro Forma Financial Information has not been prepared in accordance with GAAP and has not been subjected to Seller’s financial controls and procedures; (b) the Pro Forma Financial Information contains estimates and allocations that Seller believes to be reasonable, but which have not been subjected to testing by Seller’s financial personnel, or to testing or review by Seller’s outside independent auditors; (c) the Pro Forma Financial Information does not reflect any allocation of taxes to the Business; and (d) the Pro Forma Financial Information does not reflect certain indirect or overhead costs that would be required to operate the Business on a stand-alone basis, including without limitation legal, finance, accounting and human resources costs and the cost of senior management oversight.

3.26 Material Misstatements Or Omissions. No representations or warranties by Seller in this Agreement, nor any Ancillary Agreement, exhibit or certificate heretofore or hereinafter delivered to Buyer pursuant hereto, including without limitation the Disclosure Schedules, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows, except as set forth on the Disclosure Schedule, which exceptions shall be deemed to be representations and warranties hereunder:

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Buyer and the shareholders of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and is, and upon execution and delivery the Ancillary Agreements will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

4.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, (c) violate any Law or Court Order, except, in the case of each of clauses (a), (b) and (c) above, for such violations, Defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate, would not have a material adverse effect on the business of Buyer or its ability to consummate the transactions contemplated hereby.

4.4 Consents and Approvals. Except as set forth on Schedule 4.4 and other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

4.5 No Brokers. Except for AG Edwards, neither Buyer nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of their respective affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE V.

COVENANTS OF SELLER AND BUYER

Seller and Buyer each covenant with the other as follows:

5.1 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Contracts to be assumed by Buyer; provided, however that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (ii) to obtain all necessary Permits as are required to be obtained under any Laws, (iii) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (iv) to fulfill all conditions to this Agreement. In addition, Seller will commence all action required under this Section 5.1 by a date which is early enough to allow the transactions contemplated hereunder to be consummated by the Closing Date.

5.2 Notification of Certain Matters. From the date hereof through the Closing, Seller shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure of Seller, or any of its respective affiliates, or of any of its respective shareholders or

Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Seller shall promptly notify Buyer of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect Seller, the Assets or the Business.

5.3 Investigation by Buyer. Seller shall, and shall cause its officers, directors, employees, accountants, counsel, and other Representatives of it and its affiliates to, afford the Representatives of Buyer and its affiliates complete access at all reasonable times to the Assets for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts of Seller concerning the Business, and shall furnish Buyer and its Representatives all financial, operating and other data and information as Buyer or its affiliates, through their respective Representatives, may reasonably request.

5.4 Conduct of Business. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement, or as consented to by Buyer in writing, operate the Business in the ordinary course of business and in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Seller agrees to pay and to cause its Subsidiaries to pay any and all Taxes of Seller and its Subsidiaries when due and payable. Without limiting the generality of the foregoing, Seller shall not, except as specifically contemplated by this Agreement or as consented to by Buyer in writing, do any of the following with respect to the Business:

(a) enter into, extend, materially modify, terminate or renew any Contract, except in the ordinary course of business;

(b) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets or the Business IP, or any interests therein, except in the ordinary course of business and, without limiting the generality of the foregoing, Seller will produce, maintain and sell inventory consistent with its past practices;

(c) incur any Liability for long-term interest bearing indebtedness, guarantee the obligations of others, indemnify others or, except in the ordinary course of business, incur any other Liability;

(d) with respect to any Business Employees, (i) take any action with respect to the grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of Seller in effect on the date hereof that are described on the Disclosure Schedule) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing Employee Plan or policy; (ii) adopt, enter into or amend any Employee Plan, agreement (including without limitation any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable Laws; or (iii) fail to maintain all Employee Plans in accordance with applicable Laws;

(e) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

(f) fail to expend funds for budgeted capital expenditures or commitments;

(g) willingly allow or permit to be done, any act by which any insurance policy pertaining to the Assets or the Business may be suspended, impaired or canceled;

(h) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge in a timely manner any Liabilities, in the ordinary course of business;

(i) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Seller’s past practice inoperable, worn-out or obsolete or destroyed Assets;

(j) make any loans or advances to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

(k) make or change any election with respect to Taxes, adopt or change any accounting method with respect to Taxes, amend any material Tax Return relating to the Assets, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or compromise on any claim, notice, audit report or assessment with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes;

(l) fail to comply in any material respect with all Laws applicable to it, the Assets and the Business;

(m) intentionally do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect;

(n) fail to use its reasonable efforts to (i) retain Rehired Employees, (ii) maintain the Business so that such employees will remain available to Seller on and after the Closing Date, (iii) maintain existing relationships with suppliers, customers and others having business dealings with the Business, and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

(o) fail to pay any maintenance and related fees or to take any other actions required to maintain the validity and effectiveness of the Business IP;

(p) except as mutually agreed by Buyer and Seller grant any allowances with respect to the Business or reduce or discount any prices of Products;

(q) manage customer and distributor relations in the ordinary course of business so as to not artificially increase Accounts Receivable as a result of the pendency of the Acquisition;

(r) sell, supply or provide Products and/or Inventory to Seller’s distributors resulting in such distributors, in the aggregate, holding Products and Inventory valued in excess of $1,200,000 in the aggregate; or

(s) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

5.5 Employee Matters.

(a) Buyer intends to extend offers of employment to those of Seller’s employees whom it desires to hire (such employees who accept Buyer’s offers of employment are hereinafter referred to as the “Rehired Employees”), which offers shall be on terms and conditions which Buyer shall determine in its sole discretion. Consistent with its obligations under Section 7.6(b), Seller shall terminate the employment of all Rehired Employees immediately prior to the Closing and shall cooperate with and use its reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those employees of Seller to whom Buyer makes offers of employment. Buyer agrees that, following the Closing, the Rehired Employees will be eligible to receive benefits under employee compensation and benefits plans which are comparable in the aggregate to those provided by Buyer as of immediately prior to the Closing to Buyer’s similarly-situated employees. To the extent permitted by Buyer’s benefit plans, the employee benefit plans of Buyer in which employees of Seller are eligible to participate shall take into account, for purposes of eligibility, waiting periods, and pre-existing periods, the service of such employees with Seller as if such service were with Buyer.

(b) Seller shall be solely responsible for all of the Benefit Plans and all obligations and liabilities thereunder. Buyer shall not assume any of the Benefit Plans or any obligation or liability thereunder.

(c) Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Rehired Employees at any time, with or without cause.

(d) No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer or under any benefit plan which Buyer may maintain.

(e) Seller shall not, directly or indirectly, hire or offer employment to or seek to hire or offer employment to any employee of Seller whose employment is continued by Buyer after the Closing Date or any employee of Buyer or any successor or affiliate of Buyer which is engaged in the Business, unless Buyer first terminates the employment of such employee or gives its written consent to such employment or offer of employment; provided, however, that the foregoing restriction on solicitation shall not prohibit a general solicitation (such as an advertisement) that is not specifically directed to former employees of Seller or employees of Buyer.

(f) Promptly after Closing, Buyer shall amend Buyer’s Section 125 plan flexible spending arrangement (“Buyer’s 125 Plan”) to provide that Rehired Employees who elected to participate in Seller’s Section 125 plan flexible spending arrangement (“Seller’s 125 Plan”) during the 2006 plan year become participants in Buyer’s 125 Plan effective as of January 1, 2006, at the level of coverage comparable to that provided under Seller’s 125 Plan unless such Rehired Employee elects COBRA coverage under Seller’s Section 125 Plan. The amendment shall also provide that Buyer’s 125 Plan will reimburse all expenses incurred by the Rehired Employees at any time during the 2006 plan year of the Seller’s 125 Plan (including claims incurred prior to the Closing) up to the amount of the election made by the applicable Rehired Employee and reduced by amounts previously reimbursed by Seller’s 125 Plan. Buyer shall provide evidence of such amendments to Seller. As soon as administratively possible after Buyer has adopted amendments to its 125 Plan pursuant to this Section 5.5(f), Seller shall transfer and Buyer shall accept the flexible spending account elections, accounts and pending claims (maintained pursuant to Code Sections 105 and 129) of the Rehired Employees under Seller’s 125 Plan and shall cause to be transferred to Buyer’s 125 Plan the aggregate net cash amount (determined immediately prior to the Closing) for contributions paid (but not yet reimbursed or not reimbursable in connection with reimbursement claims submitted prior to the Closing) by or on behalf of the Rehired Employees under Seller’s 125 Plan.

5.6 Accrued Vacation. Buyer and Seller agree that: (a) Seller will pay (subject to any applicable withholding taxes) each Business Employee who is offered employment by Buyer but does not accept employment as a Rehired Employee with Buyer within three days of the Closing Date (each, a “Nonrehired Employee”) an amount in cash equal to all of such Nonrehired Employee’s accrued but unused vacation time (including flexible time off and sick pay) as of the Closing Date, subject to any applicable withholding taxes (the “Cash Out Amount”), and (b) if and to the extent that a Business Employee accepts employment with Buyer as a Rehired Employee within three days of the Closing Date, Buyer shall assume all accrued but unused vacation time of such Rehired Employee in connection with Buyer’s employment of such Rehired Employee after the Closing Date. Seller agrees to satisfy the Liability for any and all of the Cash Out Amount. Seller further agrees that it shall pay Buyer an amount in cash equal to the aggregate amount of any accrued but unused vacation Liability (plus the amount of payroll taxes thereon) in respect of any Rehired Employee that is assumed by Buyer (the “Assumed Vacation Amount”). The Assumed Vacation Amount shall be paid by Seller to Buyer within three (3) business days following the Closing Date.

5.7 Non-Solicitation; Non-Compete.

(a) No Solicitation.

(i) No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, each of Seller and its Representatives shall not, and shall cause each of their respective shareholders or Representatives (including without limitation investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning, or which could reasonably be expected to lead to, (A) any sale of (i) all or a portion of the Assets or the Business, or (ii) a majority of the capital stock of Seller in a transaction potentially including the Business, or (B) any merger, consolidation, liquidation, dissolution or similar transaction involving Seller and including the Business (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). Seller and its subsidiaries shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to Seller or any of its subsidiaries for the purposes of, or otherwise cooperate in any way with, or assist or participate in, any effort or attempt designed to, or which could reasonably be expected to, facilitate or encourage, any other person to seek or effect a Proposed Acquisition Transaction. Notwithstanding the foregoing sentence, (a) following receipt of a bona fide written offer to consummate a transaction described in the foregoing sentence, Seller may take and disclose to Seller’s stockholders a position contemplated by Rule 14e-2 under the Securities Exchange Act of 1934, as amended, or otherwise make appropriate disclosures to its stockholders, (b) Seller may furnish or cause to be furnished information concerning its businesses, properties or assets to a third party, and (c) Seller may engage in discussions or negotiations with a third party, but in each case referred to in the foregoing clauses (a) through (c), only to the extent that the Board of Directors of Seller concludes in good faith after consultation with its outside legal counsel that such action is advisable for the Board of Directors of Seller to comply with its fiduciary obligations under applicable Law. Seller hereby represents that it is not now engaged in discussions or negotiations with any party other than Buyer with respect to any of the foregoing. Seller shall notify Buyer promptly (orally and in writing) if any such written offer, or any inquiry or contact with any Person with respect thereto, is made and shall provide Buyer with a copy of such offer and shall keep Buyer informed on the status of any negotiations regarding such offer. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

(ii) Seller hereby represents and warrants to Buyer that Seller is not a party to any agreement that could reasonably be expected to lead to the consummation of an Proposed Acquisition Transaction, and covenants that any and all discussions and/or negotiations by it or any of its Representatives with any party other than Buyer regarding, or which could reasonably be expected to lead to, a Proposed Acquisition Transaction have ceased prior to the execution of this Agreement. Seller agrees that any such negotiations in progress as of the date hereof will be terminated or suspended as of the date hereof. Seller represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and agrees to indemnify Buyer, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of a Proposed Acquisition Transaction. In no event will Seller accept or enter into an agreement concerning any Proposed Acquisition Transaction prior to the earlier of (A) the Closing Date and (B) the date on which this Agreement is terminated pursuant to Section 10.1.

(iii) Notification. Seller will immediately notify Buyer (and in any event within 24 hours after such receipt) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to (or which could reasonably be expected to lead to) any Proposed Acquisition Transaction and notify Buyer of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.

(b) Non-Compete; Non-Solicitation.

(i) Seller hereby agrees that, for a period of two (2) years from and after the Closing Date, neither Seller nor any of Seller’s affiliates (whether or not presently existing) (each a “Restricted Party”) shall engage anywhere in the world in the Business; provided that such limitation shall not apply to any third party that (A) becomes an affiliate of Seller by virtue of a bona fide third party merger with or acquisition of Seller, and (B) is engaged in the Business at the time of the consummation of such merger or acquisition with Seller. In addition, Seller agrees that during such two (2) year period none of the Restricted Parties shall, directly or indirectly, supply components or parts for the Business or to any Person that uses or proposes to use such components or parts in the Business. Further, Seller agrees that during such two (2) year period, none of the Restricted Parties shall take any actions individually or together with any distributor or other party to interfere with Purchaser’s distribution of Products within the Business, including that the none of the Restricted Parties shall subsidize, dump, or otherwise induce distributors or other parties to sell Products within the Business below a reasonable measure of that distributor’s or party’s costs as of the Closing Date.

(ii) Seller hereby agrees that, for a period of two (2) years from and after the Closing Date, no Restricted Party shall, either individually or through its Representatives, without the prior written consent of Buyer, directly or indirectly solicit for employment any Business Employee; provided, however, that the foregoing restriction on solicitation shall not prohibit a general solicitation (such as an advertisement) not specifically directed to employees of Buyer.

(iii) Seller hereby agrees that, for a period of two (2) years from and after the Closing Date, no Restricted Party shall, either individually or through its Representatives, without the prior written consent of Buyer, directly or indirectly hire or employ any Business Employee.

(iv) The parties agree and acknowledge that the breach of this Section 5.7(b) will cause irreparable damage to Buyer. In the event of a breach by any Restricted Party of any provision of this Section 5.7(b), Buyer may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and injunctive or other relief in order to enforce or prevent any violation of such provisions and the defendant in any such action will not contest such relief on the grounds that the aggrieved party has an adequate remedy at law. If any Restricted Party is found to have breached this Section 5.7(b), then, in addition to all other remedies that may be available to Buyer, an amount of time equal to the period such Restricted Party was found to be in breach shall be added to the time periods contemplated by this Section 5.7(b).

(v) Seller agrees and acknowledges that the restrictions in this Section 5.7 (b) are reasonable in scope, duration and area and are necessary to protect Buyer after the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.7(b) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such term or provision to the extent necessary to make it valid and enforceable and this Section 5.7 shall be enforceable as so modified.

5.8 Tax Matters.

(a) Tax Books and Records. Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least six (6) years following the Closing Date. At the end of such period, each party shall provide the other with at least ten (10) days prior written notice before transferring, destroying or discarding any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Buyer and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(b) Allocation of Property Taxes. Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Assets attributable to the Pre-Closing Tax Period, and Buyer shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Assets attributable to the Post-Closing Tax Period. All Property Taxes levied with respect to the Assets for the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows: the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Upon receipt of any bill for such Property Taxes relating to the Assets, Buyer, on one hand, and Seller, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.8(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Seller shall make any payment for which it is entitled to reimbursement under this Section 5.8(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

5.9 Tax Clearance Certificate. At the Closing, Seller shall use its reasonable best efforts to provide Buyer with a clearance certificate or similar document(s) in a form as may be reasonably requested by Buyer, that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

5.10 Notices. Seller shall promptly notify Buyer, and Buyer shall promptly notify Seller, in writing upon receipt of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to the Assets.

5.11 Withholding Exemption. Seller shall deliver to Buyer at the Closing a certificate of non-foreign status (in such form as reasonably requested by Buyer) conforming to the requirements of Section 1.1445.2(b)(2) of the United States Treasury Regulations.

5.12 Characterization of Payments. Any payments made to any party pursuant to Article IX shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by law.

5.13 Discussions with Customers. Seller agrees to use commercially reasonable efforts to facilitate discussions between Buyer and (a) each of Dell, Sony, Intel and Microsoft, and other key customers of Seller mutually agreed upon by Buyer and Seller, regarding the Acquisition and the Business and (b) Seller’s customers and suppliers regarding dealing with Buyer in place of Seller on all material Contracts relating to the Business; provided, however, that the discussions described in clause (a) above shall require Seller’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

5.14 Litigation Support. In the event and for so long as either Buyer or Seller is actively contesting or defending against any Action in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving or relating to the Business or the Assets, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article IX).

5.15 Performance by Affiliates. To the extent any of Seller’s affiliates own any Assets or are responsible for any Assumed Liabilities, Seller shall cause such affiliate to perform Seller’s obligations hereunder.

5.16 Seller Employee Matters. Seller shall promptly terminate the employment of all Nonrehired Employees. Seller expressly acknowledges and agrees that any Liability arising from such employment termination of Nonrehired Employees shall be an Excluded Liability pursuant to Section 2.4(a) of this Agreement.

ARTICLE VI.

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

6.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

6.2 Consents; Regulatory Compliance and Approval. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Seller to transfer the Assets to Buyer as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Seller. Seller shall be satisfied that all approvals required under any applicable Laws to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all applicable Laws applicable to the Acquisition. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

6.3 No Actions or Court Orders. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer, the Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any Law or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

6.4 Assignment and Assumption Agreement. Buyer shall have executed and delivered the Assignment and Assumption Agreement in the form attached as Exhibit D (the “Assignment and Assumption Agreement”).

6.5 Execution and Delivery of Ancillary Agreements. Seller shall have received from Buyer the following Ancillary Agreements, each of which shall be in full force and effect:

(a) the Indemnification Escrow Agreement, in the form attached hereto as Exhibit E (the “Indemnification Escrow Agreement”);

(b) the Intellectual Property License Agreement, in the form attached hereto as Exhibit F (the “Intellectual Property License Agreement”);

(c) the Transition Services Agreement, in the form attached hereto as Exhibit G (the “Transition Services Agreement”);

(d) the Sublease Agreement, in the form attached hereto as Exhibit B; and

(e) the Trademark License Agreement, in the form attached hereto as Exhibit H (the “Trademark License Agreement”).

6.6 Corporate Documents. Seller shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, certified by Buyer’s corporate assistant secretary.

6.7 Officer’s Certificate. Seller shall have received from Buyer an officer’s certificate, signed by an authorized executive officer of Buyer, stating that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

6.8 Opinion. Seller shall have received a legal opinion from Latham & Watkins LLP, counsel to Buyer, in the form attached as Exhibit I.

6.9 Good Standing Certificate. Seller shall have received a good standing certificate, dated as of a date within five days of the Closing Date, of Buyer issued by the Secretary of State of the State of Delaware.

ARTICLE VII.

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

7.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

7.2 Consents; Regulatory Compliance and Approval. All Permits, consents, approvals and waivers from governmental authorities and other parties necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer (including, without limitation, all required third party consents to the assignment of the Contracts to be assumed by Buyer) shall have been obtained. Buyer shall be satisfied that all approvals required under any Laws to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Laws applicable to the Acquisition. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

7.3 No Actions or Court Orders. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer, the Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any Law or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

7.4 Conveyance Documents. Seller shall have executed and delivered each of the following documents so as to effect the transfer and assignment to Buyer (or one or more affiliates of Buyer, as the case may be) of all right, title and interest in and to the Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer’s counsel:

(a) the Bill of Sale, in the form attached hereto as Exhibit J (the “Bill of Sale”), conveying in the aggregate all of Seller’s owned personal property included in the Assets;

(b) an Intellectual Property Assignment Agreement in the form attached hereto as Exhibit K (the “Intellectual Property Assignment Agreement”) in recordable form to the extent necessary to assign such rights from Seller and other good and sufficient instruments of conveyance and transfer in form and substance reasonably satisfactory to Buyer and its counsel, as are effective to vest in Buyer all right, title and interest in and to the Intellectual Property Rights, free and clear of all Encumbrances;

(c) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

7.5 Execution and Delivery of Ancillary Agreements. Buyer shall have received from Seller the following Ancillary Agreements, each of which shall be in full force and effect:

(a) the Indemnification Escrow Agreement, in the form attached hereto as Exhibit E;

(b) the Intellectual Property License Agreement, in the form attached hereto as Exhibit F;

(c) the Transition Services Agreement in the form attached as Exhibit G;

(d) the Sublease Agreement, in the form attached hereto as Exhibit B; and

(e) the Trademark License Agreement, in the form attached hereto as Exhibit H.

7.6 Employee Matters. Each of the Key Employees listed on Schedule 7.6 shall have entered into the Key Employee Agreements (the “Key Employee Agreements”) with Buyer in substantially the form attached hereto as Exhibit L, and such Key Employee Agreements shall be in full force and effect as of the Closing.

7.7 Third Party Consents. Buyer shall have obtained those consents set forth on Schedule 7.7 in form and substance reasonably satisfactory to Buyer.

7.8 Material Adverse Change. There shall not have occurred any Material Adverse Change with respect to the Business or the Assets since the date of this Agreement.

7.9 Opinion. Buyer shall have received a legal opinion from DLA Piper Rudnick, counsel to Seller, in the form attached as Exhibit M.

7.10 Corporate Documents. Buyer shall have received from Seller resolutions adopted by the board of directors of Seller approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by Seller’s corporate secretary.

7.11 Officer’s Certificate. Buyer shall have received from Seller an officer’s certificate, signed by an authorized executive officer of Seller, stating that the conditions set forth in Sections 7.1, 7.2 and 7.8 have been satisfied.

7.12 Good Standing Certificate. Buyer shall have received good standing certificates, dated as of a date within five days of the Closing Date, of Seller issued by the Secretary of State of the States of Delaware and Texas.

7.13 Tax Clearance Certificate. Seller shall provide Buyer with a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

ARTICLE VIII.

RISK OF LOSS; CONSENTS TO ASSIGNMENT

8.1 Risk of Loss. From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by Seller, and thereafter shall be borne by Buyer. If any portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of Seller’s notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and to such indemnification for any uninsured portion of such loss pursuant to Section 9.3, and the full Purchase Price shall be paid for such Assets, (b) excluding such Assets from this

Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties or (c) terminating this Agreement in accordance with Section 10.1. If Buyer accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

8.2 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, Permit or any claim or right, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise. Nothing in this Section 8.2 shall affect Buyer’s right to terminate this Agreement under Sections 7.2 and 10.1 in the event that any consent or approval to the transfer of any Asset is not obtained.

ARTICLE IX.

ACTIONS BY SELLER AND BUYER

AFTER THE CLOSING

9.1 Books and Records Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 9.1 shall be subject to the terms of Section 10.11.

9.2 Survival of Representations, Etc. All of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, Exhibit, Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) twelve (12) months following the Closing. Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

9.3 Indemnification

(a) By Seller. Seller shall indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses, including without limitation, attorneys’ fees, defense or settlement costs, interest, penalties, costs of mitigation, losses in connection with any Environmental Law and other losses actually paid to third parties (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Seller in or pursuant to this Agreement; (ii) any breach of any covenant made by Seller in or pursuant to this Agreement; (iii) any breach of any agreement (including without limitation the Ancillary Agreements) made by Seller in or pursuant to this Agreement; or (iv) any Excluded Liability.

The term “Damages” as used in this Section 9.3 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Seller of amounts for which Seller is indemnified, shall not be a condition precedent to recovery. Seller’s obligation to indemnify Buyer, and Buyer’s obligation to indemnify Seller, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law.

(b) By Buyer. Buyer shall indemnify and save and hold harmless Seller, its respective affiliates and subsidiaries, and their Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant made by Buyer in or pursuant to this Agreement; (iii) any breach of any agreement (including without limitation the Ancillary Agreements) made by Buyer in or pursuant to this Agreement; or (iv) from and after the Closing, any Assumed Liability.

(c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

(d) Defense of Claims. If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to this Section 9.3, give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

(e) Product and Warranty Liability. The provisions of this Section 9.3 shall cover, without limitation, all Liabilities of whatsoever kind, nature or description relating, directly or indirectly, to product liability, litigation or claims against Buyer or Seller in connection with, arising out of, or relating to Products sold or shipped from the Facilities by Buyer or Seller, respectively.

(f) Brokers and Finders. Pursuant to the provisions of this Section 9.3, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker’s and finder’s expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

(g) Limitations.

(i) Subject to the remedies and adjustments set forth in Sections 2.6 and 9.5, Buyer shall not be entitled to indemnification pursuant to Sections 9.3(a)(i) or 9.3(a)(ii) for Damages which exceed, in the aggregate, the Escrow Amount (the “Cap”). Seller shall not be entitled to indemnification pursuant to Sections 9.3(b)(i) or 9.3(b)(ii) for Damages which exceed, in the aggregate, $7,200,000 (the “Buyer Cap”). Notwithstanding anything to the contrary in this Section 9.3(g), neither the Cap nor the Buyer Cap, as applicable, shall be applicable to the extent that an indemnifying party or its Representatives engaged in fraud or willful misrepresentation with respect to the event giving rise to the Damages.

(ii) With the exception of claims based upon fraud or willful misrepresentation, from and after the Closing, the right of each party to assert indemnification claims and receive indemnification payments pursuant to this Article IX shall be the sole and exclusive right and remedy exercisable by such party with respect to the matters set forth in this Section 9.3 (it being understood that nothing in this Section 9.3 or elsewhere in this Agreement shall affect any party’s rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or any other Ancillary Agreement to be performed after the Closing).

(iii) Subject to the remedies and adjustments set forth in Sections 2.6 and 9.5, the Buyer shall not be entitled to indemnification pursuant to Section 9.3(a)(i) unless the aggregate amount of Damages for which Seller is liable exceeds $360,000 (the “Damages Threshold”); provided, however, that if the aggregate amount of indemnifiable Damages incurred by Buyer exceeds the Damages Threshold, the Buyer shall be entitled to indemnification for the amount of any and all of such Damages (including Damages that make up the Damages Threshold) up to the aggregate amount of the Cap. For the avoidance of doubt, Pre-Closing Product Warranty Liabilities (as defined below in Section 9.5) shall not constitute Damages and shall not be considered for purposes of determining whether the Damages Threshold has been exceeded under this Section 9.3(g)(iii).

9.4 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the “Bulk Sales Act” or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that the indemnity provisions of Section 9.3 hereof shall apply to any Damages of Buyer arising out of or resulting from the failure of Seller or Buyer to comply with any such laws.

9.5 Post-Closing Adjustment for Product Warranty Claims. For a period of twelve (12) months following the Closing Date, in the event that Buyer incurs any Liabilities in respect of Product warranty claims to the extent such Products were sold on or before the Closing Date (“Pre-Closing Product Warranty Liabilities”), Buyer shall provide Seller with written notice regarding the amount of such Pre-Closing Product Warranty Liabilities, which notice shall specify in reasonable detail the Pre-Closing Product Warranty Liabilities and the Product warranty claims underlying such Pre-Closing Product Warranty Liabilities, and Seller shall pay the excess of such amount over $150,000 (the “Product Warranty Deductible”) to Buyer by wire transfer to an account specified by Buyer within ten (10) business days of Seller’s receipt of such notice. The parties hereto acknowledge and agree that any adjustment pursuant to this Section 9.5 and any amounts paid hereunder shall not be subject to the Escrow Fund and shall not reduce, the Cap set forth in Section 9.3(g). Notwithstanding the foregoing, the parties agree that any Liabilities in respect of Product warranties set forth on Schedule 3.7(c) (“Scheduled Warranty Claims Liability”) which have not been satisfied by Seller as of the Closing Date are obligations of Seller and shall not be subject to the Product Warranty Deductible, and Seller hereby agrees to pay the full amount of any such Scheduled Warranty Claims Liability to Buyer by wire transfer to an account specified by Buyer within ten (10) business days of Buyer’s provision to Seller of written notice regarding any such Scheduled Warranty Claims Liability.

ARTICLE X.

MISCELLANEOUS

10.1 Termination

(a) This Agreement may be terminated at any time prior to Closing:

(i) By mutual written consent of Buyer and Seller;

(ii) By Buyer or Seller if the Closing shall not have occurred on or before August 3, 2006; provided, however, that this provision shall not be available to Buyer if Seller has the right to terminate this Agreement under clause (iv) of this Section 10.1(a), and this provision shall not be available to Seller if Buyer has the right to terminate this Agreement under clause (iii) of this Section 10.1(a);

(iii) By Buyer if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure; or

(iv) By Seller if there is a material breach of any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VI to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VI to be satisfied on or prior to the Closing Date; provided that, Seller may not terminate this Agreement prior to the Closing Date if Buyer has not has an adequate opportunity to cure such failure.

(b) In the Event of Termination. In the event of termination of this Agreement:

(i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

(ii) The provisions of Section 10.11 and the Exclusivity Letter shall continue in full force and effect; and

(iii) No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (i), (ii) and (iii) of this Section 10.1(b), except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

10.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that following the Closing, Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by Buyer) or subsidiaries of Buyer or to a successor in interest to Buyer which shall assume all obligations and Liabilities of Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

10.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case, notice shall be sent to:

If to Seller, addressed to:

SigmaTel, Inc.

1601 S. MoPac Expressway, Suite 100

Austin, TX 78746

Attention: General Counsel

With a copy to:

DLA Piper Rudnick Gray Cary US LLP

1221 S. MoPac Expressway, Suite 400

Austin, TX 78746

Attention: Paul E. Hurdlow

If to Buyer, addressed to:

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, CA 95138

Attention: General Counsel

With a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Christopher L. Kaufman and Mark V. Roeder

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

10.4 Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

10.5 Entire Agreement; Amendments and Waivers. This Agreement, the Ancillary Agreements and the Exclusivity Letter, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedules), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

10.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.9 Titles; Gender. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

10.10 Public Statements and Press Releases. The parties hereto covenant and agree that, except as provided for herein below, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made, and the parties shall issue a mutually acceptable press release as soon as practicable after the date hereof and after the Closing Date. Notwithstanding the foregoing, in the case of announcements, statements, acknowledgments or revelations which either party is required by applicable Law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by applicable Law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.

10.11 Confidentiality

(a) From the Closing Date, Seller shall maintain, and shall cause its affiliates and each Representative of Seller and its affiliates (collectively, the “Confidentiality Parties”) to maintain, the confidentiality of all proprietary information relating to the Business, including information relating to the technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by Seller or Buyer or their respective Representatives which contain or otherwise reflect or are generated from such information (“Confidential Information”), except to the extent that such information (i) is in the public domain other than as a result of a breach of this Agreement by the Confidentiality Parties, or (ii) such information is required by law to be disclosed; provided that Seller complies with the provisions set forth in Section 10.11(c) hereof.

(b) The obligations of Seller set forth in Section 10.11(a) shall be unconditional and absolute and shall remain in effect without limitation as to time.

(c) If any of the Confidentiality Parties is requested or required by any Governmental Authority (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, Seller shall provide Buyer with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 72 hours prior to making such disclosure, so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, any of the Confidentiality Parties is nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such Person may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such Person uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

(d) In the event of a breach of any provision of this Section 10.11, Buyer may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and injunctive or other relief in order to enforce or prevent any violation of such provisions and the defendant in any such action will not contest such relief on the grounds that Buyer has an adequate remedy at law.

10.12 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.13 Service of Process. Each party hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under California law.

10.14 Arbitration. Notwithstanding anything herein to the contrary, any claim or dispute arising out of or related to this Agreement, the interpretation, making performance, breach or termination thereof, shall be finally and exclusively settled by binding arbitration to be held in Santa Clara, California. The arbitration shall be made in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and such arbitration shall be conducted by an arbitrator chosen by mutual agreement of Buyer and Seller; failing such agreement, the arbitration shall be conducted by three (3) independent arbitrators, one chosen by Seller, one chosen by Buyer and such two arbitrators shall mutually select a third arbitrator, with any decision of two such arbitrators shall be binding; provided, however, if such arbitrators fail to agree on a third arbitrator within twenty (20) calendar days, either Buyer or Seller may make written application to Judicial Arbitration and Mediation Services (“JAMS”), San Francisco, California for the appointment of a single arbitrator (the “JAMS Arbitrator”) to resolve the dispute by arbitration. At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the JAMS Arbitrator should have; provided, however, the selection of the JAMS Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted under California law to resolve the dispute. The prevailing party’s reasonable attorneys’ fees, costs and expenses shall be borne by the unsuccessful party as determined by the arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall pay its own costs and expenses (including counsel fees) of any such arbitration. The parties hereto expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrator(s) hereunder; provided, however, the foregoing shall not limit the rights of either party to bring a proceeding in any applicable jurisdiction to conform, enforce or enter judgment upon such award (and the rights of the other party, if such proceeding is brought, to contest such confirmation, enforcement or entry of judgment).

10.15 Investigation. The right to indemnification or other remedy and the conditions to each party’s obligations under Article IX based on any representation, warranty, covenant or agreement herein shall not be affected by any investigation of such party conducted with respect to, or any knowledge acquired (or capable of being acquired) by such party at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

10.16 Interpretation; Rules of Construction.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive to the fullest extent possible the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.17 Knowledge. Whenever used in this Agreement, “to the Knowledge of Seller” or related terms shall mean the actual knowledge of those individuals listed on Schedule 10.17, and the knowledge that such individuals should have obtained after reasonable inquiry in the course of the performance of their duties on behalf of Seller.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

INTEGRATED DEVICE TECHNOLOGY, INC.

By	/s/ Gregory S. Lang
Name:	Gregory S. Lang
Its:	President and Chief Executive Officer

SIGMATEL, INC.

By	/s/ Ronald Edgerton
Name:	Ronald Edgerton
Its:	President and Chief Executive Officer

S-1

SCHEDULES AND EXHIBITS

Exhibits:

Exhibit A – Purchase Price Allocation

Exhibit B – Sublease Agreement

Exhibit C – Seller Updated Forecast

Exhibit D – Assignment and Assumption Agreement

Exhibit E – Indemnification Escrow Agreement

Exhibit F – Intellectual Property License Agreement

Exhibit G – Transition Services Agreement

Exhibit H – Trademark License Agreement

Exhibit I – Legal Opinion of counsel to Buyer

Exhibit J – Bill of Sale

Exhibit K – Intellectual Property Assignment Agreement

Exhibit L – Form of Key Employee Agreement

Exhibit M – Legal Opinion of counsel to Seller

Schedules:

Schedule 1.1(a) - Assumed Contracts

Schedule 1.1(b) - Fixtures and Equipment

Schedule 1.1(c) - Inventory

Schedule 1.1(e) - Intellectual Property Rights

Schedule 1.1(f) - Software

Schedule 1.1(g) - Business Personnel

Schedule 1.1(h) - Products and Projects

Schedule 2.3(b) - Accounts Payable

Schedule 3 - Disclosure Schedules

Schedule 7.6 - Employee Matters

Schedule 7.7 - Third Party Consents

Schedule 10.17 - Knowledge